Exhibit 99.1

Novelion Therapeutics Reports Third Quarter 2017 Financial Results and Announces Leadership Change

•	Company Reiterates FY 2017 Guidance for Total Net Revenues of $135-$145 million

•	Company Announces Leadership Change and Search for Chief Executive Officer

VANCOUVER, British Columbia, November 9, 2017 - Novelion Therapeutics Inc. (NASDAQ: NVLN), a biopharmaceutical company dedicated to developing and commercializing innovative new therapies for individuals living with rare diseases (“Novelion” or the “Company”), today reported financial results for the third quarter ended September 30, 2017, announced that it has commenced a search for a new chief executive officer (“CEO”) to lead the Company in the next stage of growth, and provided an overview of recent business highlights. Chief Executive Officer Mary Szela has resigned for personal reasons, effective immediately.

To lead the company until a permanent CEO is appointed, the Board announced the creation of an interim Office of the Chief Executive Officer, comprised of Jeffrey Hackman, Novelion’s Chief Operating Officer, Jason Aryeh, Chairman of the Board of Directors and Mark Corrigan, Director. The Board has also formed a search committee, which has commenced efforts to identify candidates who will bring strong strategic and operational direction to the enterprise.

Jason Aryeh said, “Novelion’s strategy and mission will continue to focus on supporting access to our marketed therapies for patients globally and pursuing the development of our product portfolio in order to support long-term and sustainable growth. The board is confident in its ability to identify a successor who will effectively drive improved growth and shareholder value by reinvigorating the Company’s plans in support of our key objectives.”

Mr. Aryeh continued, “We recognize the energy that Mary Szela brought to her role as CEO. Much has been accomplished in her tenure, including the merger to create Novelion, and we thank her for her dedication.”

Third Quarter 2017 Highlights & Business Update

•	JUXTAPID: Novelion reported net revenues of JUXTAPID of $15.2 million in the third quarter of 2017, $10.3 million, or 68%, of which were from prescriptions written in the U.S.

•	MYALEPT: Novelion reported net revenues of MYALEPT of $13.5 million in the third quarter of 2017. $11.3 million, or 84%, of these revenues were from prescriptions written in the U.S.

•	Novelion reported total net revenues of $28.7 million in the third quarter of 2017.

•	The Company is continuing its efforts to stabilize JUXTAPID in the U.S., and continues to make progress with the launch in Japan.

•	Novelion ended the third quarter of 2017 with $70.5 million in unrestricted cash, compared with $83.3 million at the end of the second quarter of 2017.

•
Novelion’s marketing authorization application for metreleptin was accepted by the European Medicines Agency in January of 2017. In October 2017, the company submitted its responses to the Day 120 Questions, and based on current timelines, continues to anticipate EMA approval in the first half of 2018.

•
Novelion appointed Jeffrey Hackman as Executive Vice President and Chief Operating Officer, effective November 1, 2017. Mr. Hackman will lead the company’s commercial efforts, business development, manufacturing and supply chain initiatives. Mr. Hackman was most recently senior vice president, head of the US Internal Medicine and Oncology franchises for Shire. In this role, Mr. Hackman was a member of the US commercial leadership team and was responsible for sales, marketing, business insights and analytics for eight licensed products within Shire's US rare disease portfolio.

•
Novelion appointed Murray Stewart, M.D. as Executive Vice President, Head of R&D, effective November 27, 2017. Dr. Stewart will lead the company’s clinical development activities, provide strategic regulatory guidance for the pipeline and commercial product initiatives, and maintain oversight of global medical affairs, publications and registry activities. Dr. Stewart will join Novelion from GlaxoSmithKline (GSK) where he is currently chief medical officer with global responsibility for patient well-being across the vaccines, pharmaceutical and consumer business units.

•
Novelion appointed Suzanne Bruhn, Ph.D. to its board of directors, effective October 1, 2017. Dr. Bruhn is president and chief executive officer of Proclara Biosciences, Inc. Prior to joining Proclara, Dr. Bruhn served as president and chief executive officer of Promedior, Inc. She also served as a member of the board of directors of Raptor Pharmaceuticals from 2011 until it was acquired by Horizon Pharma in 2016. Previously, Dr. Bruhn served as senior vice president, strategic planning and program management at Shire from 1998 until 2012.

2017 Financial Guidance

The Company reiterated its previously stated net revenues financial guidance for full year 2017 and expects:

•	Total net revenues between $135 million and $145 million;

•	JUXTAPID net revenues between $70 million and $75 million; and

•	MYALEPT net revenues between $65 million and $70 million.

Third Quarter 2017 Financial Results

On November 29, 2016, the Company completed its acquisition of Aegerion Pharmaceuticals, Inc. (“Aegerion”). The acquisition has been accounted for as a business combination in which Novelion was considered the acquirer of Aegerion. As such, under U.S. Generally Accepted Accounting Principles (“GAAP”), the financial statements of Novelion are treated as the historical financial statements of the consolidated companies, with the results of Aegerion being included from November 29, 2016. This release also includes pro forma adjusted non-GAAP financial information showing pro forma results of operations of Novelion as if the acquisition had occurred on January 1, 2016. Reconciliation of the financial results on a GAAP versus non-GAAP basis are provided below the financial information that follows.

GAAP total net revenues for the third quarter of 2017 were $28.7 million compared to the prior year’s third quarter net revenues of $0. GAAP net revenues for JUXTAPID in the third quarter of 2017 were $15.2 million compared to $0 in the prior year. GAAP net revenues for MYALEPT in the third quarter of 2017 were $13.5 million compared to $0 for the same period in 2016.

GAAP total operating expenses for the third quarter of 2017 were $38.6 million compared to total operating expenses of $6.0 million for the same period in 2016. GAAP SG&A expenses were $21.4 million in the third quarter of 2017 compared to $3.2 million for the same period in 2016. GAAP R&D expenses were $17.1 million in the third quarter of 2017 compared to $2.9 million for the same period in 2016.

On a pro forma basis, during the third quarter of 2017, SG&A expenses were $20.2 million compared to $28.2 million for the same period in 2016. The decrease in pro forma SG&A expenses in the third quarter of 2017 compared with the same period in 2016 was primarily related to a reduction in headcount and legal and consulting fees.

On a pro forma basis, during the third quarter of 2017, R&D expenses were $16.9 million compared to $12.7 million for the same period in 2016. The decrease in R&D expenses in the third quarter of 2017 compared with the same period in 2016 was primarily related to a reduction in headcount.

GAAP net loss in the third quarter of 2017 was $49.7 million compared to GAAP net loss of $5.9 million during the same period in 2016.

On a pro forma basis, net loss in the third quarter of 2017 was $16.6 million, compared to $14.3 million for the same period in 2016.

As part of the Merger between QLT and Aegerion, the Company acquired inventory, a portion of which is classified as non-current based on its forecasted consumption exceeding one year. An excess and obsolescence analysis is run to determine the need to adjust inventory carrying values. In the third quarter, that analysis led to a write down of inventory of approximately $17.3 million.

First Nine Months of 2017 Financial Results

GAAP total net revenues for the first nine months of 2017 were $99.5 million compared to $0 for the same period of 2016. GAAP net revenues for JUXTAPID for the first nine months of 2017 were $51.9 million compared to $0 in same period in 2016. GAAP net revenues for MYALEPT for the first nine months of 2017 were $47.6 million compared to $0 for the same period in 2016.

GAAP total operating expenses for the first nine months of 2017 were $112.1 million compared to total operating expenses of $22.3 million for the same period in 2016. GAAP SG&A expenses were $72.4 million in the first nine months of 2017 compared to $13.6 million for the same period in 2016.

GAAP R&D expenses were $37.2 million in the first nine months of 2017 compared to $8.8 million for the same period in 2016.

On a pro forma basis, for the first nine months of 2017, SG&A expenses were $68.2 million compared to $111.5 million for the same period in 2016. For the first nine months of 2017, R&D expenses on a pro forma basis were $36.6 million compared to $37.9 million for the same period in 2016.

GAAP net loss for the first nine months of 2017 was $102.1 million compared to GAAP net loss of $33.0 million during the same period in 2016.

On a pro forma basis, net loss for the first nine months of 2017 was $26.7 million, compared to $111.7 million for the same period in 2016.

As of September 30, 2017, the Company’s consolidated unrestricted cash balance was $70.5 million, compared to $83.3 million at June 30, 2017 and $108.9 million at December 31, 2016. As of September 30, 2017, there were 18.6 million shares outstanding. At September 30, 2017, total debt was $325 million, reflecting the principal amount of convertible debt issued by Aegerion and consolidated as a result of the acquisition.

About Novelion Therapeutics

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., and is also developing zuretinol acetate for the potential treatment of a rare inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The Company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

Non-GAAP Results

The non-GAAP results in this press release, including, without limitation, non-GAAP net revenues, non-GAAP operating expenses, non-GAAP R&D expenses and non-GAAP SG&A expenses and non-GAAP net loss, are provided as a complement to results provided in accordance with GAAP because management believes, when considered together with the GAAP information, these non-GAAP financial measures help indicate underlying trends in the Company's business, are important in comparing current results with prior period results and provide additional information regarding the Company’s financial performance. In particular, management believes that the pro-forma financial information facilitates the evaluation of the impact of Novelion’s acquisition of Aegerion on the business and performance of the Company. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company's business and evaluate its performance. The non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. The non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP and should be reviewed in conjunction with the relevant GAAP financial measures. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Novelion within the meaning of applicable laws and regulations and constitute “forward-looking information” within the meaning of applicable Canadian securities laws, including statements regarding expectations, such as expectations about 2017 revenues, improving growth and shareholder value, stabilizing the Company’s base commercial business, adjusting expenses to build long-term value, planned regulatory filings, approvals and activities, maximizing the value of metreleptin and potential additional indications, drug development, marketing authorizations and label expansions, improving product utilization, as well as long-term growth prospects. Forward-looking statements are based on estimates and assumptions made by Novelion in light of current conditions and expected future developments, as well as other factors that Novelion believes are appropriate in the circumstances, including, but not limited to, our financial position and execution of our business strategy, resolution of litigation and investigations, receipt of regulatory approvals, and product competition, market acceptance, sales, pricing, reimbursement and side effects. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the risk that we may not be able to raise sufficient capital to pursue the development of metreleptin in additional indications; the risk that we may not be able to re-structure the Aegerion outstanding convertible debt on terms that are acceptable to us; the risk that market acceptance of JUXTAPID and MYALEPT in the U.S. may not continue at the levels we expect, and may be lower outside the U.S., including in Brazil and Japan, than we expect; the risk that the conversion of prescriptions for JUXTAPID or MYALEPT into patients on therapy may be lower than we expect or the drop-out rate may be higher than we expect; the risk that the prevalence of the diseases JUXTAPID and MYALEPT treat, or that we are pursuing treatment for, may be lower than we estimate, and that it may be more difficult to identify patients than we expect; the risk that the side effect profile or other results for JUXTAPID and MYALEPT in commercial use and in further clinical studies are inconsistent, in scope and severity, with the side effect profile and other results observed in the pivotal study of each drug; the risk that the negative impact of PCSK9 inhibitors on JUXTAPID sales will be greater than we currently expect, particularly in the U.S., where the negative impact has been greater than we expected to date, or that other competitive products will negatively impact our results; the risk that private or government payers may refuse to reimburse lomitapide or metreleptin, or may impose onerous restrictions that hinder reimbursement or significantly limit or cap the price of such products or the number of reimbursed patients who receive products; the risk that revisions to the JUXTAPID Risk Evaluation and Mitigation Strategies (REMS) Program, and the implementation of the revised REMS Program, may negatively impact U.S. sales; the risk that net revenues for MYALEPT in the U.S. may be negatively impacted if there are more Medicaid patients prescribed MYALEPT than we expect; the risk that net revenues for JUXTAPID in the U.S. may be negatively impacted by Medicare patients not being able to afford JUXTAPID; the risk that named patient sales for JUXTAPID and MYALEPT in Brazil and other key countries outside the U.S. may not be at the levels we expect; the risk that regulatory authorities in regions or countries where JUXTAPID or MYALEPT is not yet approved may refuse to approve such products or that regulatory authorities may refuse to approve additional indications for such products, such approvals are not made on a timely basis or such approvals impose significant restrictions or require additional development; the risk that exchange rates will negatively impact the amount of revenues recognized; the risk that the initiation of future clinical trials may be delayed or that larger or a greater number of clinical trials necessary to obtain approvals of indications for our products may be required; the risk that we will not be successful in our lifecycle management or business development efforts; the risk that Aegerion's and our patent portfolios and marketing and data exclusivity may not be as strong as we anticipate; the risk of unexpected manufacturing issues affecting future commercial or clinical supply; the risk that Aegerion incurs more costs than we expect in responding to investigations, defending litigation and resolving litigation; the risk that any of the foregoing may cause net revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; the risk that we may not be able to successfully execute strategic plans, including our cost-reduction program; and the other risks inherent in the commercialization, drug development and regulatory approval process; the risk associated with our ability to be granted a Rare Pediatric Disease Designation and any subsequent qualification for a Rare Pediatric Disease Priority Review Voucher, including the risk that zuretinol will not qualify under the current or any future applicable criteria for designation as a Rare Pediatric Disease or that an NDA for zuretinol will not qualify for a Priority Review Voucher, and the risk that future changes to the zuretinol program and/or the Voucher Program, including related to the transferability of the Priority Review Voucher, limit the future benefits of the Rare Pediatric Disease Designation and/or Priority Review Voucher; and the risk that we may not be able to outlicense zuretinol. The terms of Aegerion’s agreement in principle related to its class action litigation include risks related to the final approval by the court of the final settlement terms, including that the payment amount and availability of insurance could be amended and the amount and terms of any final settlement may be substantially higher and less favorable than we anticipate based on the terms of the preliminary agreement in principle, and the possibility that the court may materially alter or fail to approve the settlement terms. In addition, Aegerion's agreement in principle with the U.S. Department of Justice ("DOJ") relating to the investigation by this agency and the terms of the proposed final settlement include risks associated with the required approval of final settlement terms by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement.  The plea agreement has not been approved by the U.S. District Court judge.  If the District Court were not to approve the plea agreement, Aegerion may be required to negotiate a less favorable resolution of the DOJ investigation that could include the imposition of additional penalties or compliance terms, further limiting Aegerion’s ability to conduct its business as currently conducted and as planned to be conducted. Additionally, the DOJ and the SEC each outlined their views of the factual background in connection with the final settlement.  The government's recitation of their assessment of the background could lead to additional legal claims or investigations by state government entities or private parties and may have adverse effects on Aegerion's existing class action litigation, including the agreement in principle to settle such litigation, commercial operations and contracts.

This press release also contains “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be an appropriate subject of reliance for other purposes.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the "Risk Factors" section of Novelion's Annual Report on Form 10-K filed on March 30, 2017, as updated in the “Risk Factors” section of Novelion’s Quarterly Report on Form 10-Q filed on November 9, 2017 available on the SEC's website at www.sec.gov. Except as required by law, we undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls transcripts and webcast transcripts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

U.S. INDICATIONS AND IMPORTANT SAFETY INFORMATION

JUXTAPID® (lomitapide) capsules is a microsomal triglyceride transfer protein inhibitor indicated as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein (LDL) apheresis where available, to reduce LDL cholesterol, total cholesterol, apolipoprotein B, and non-high-density lipoprotein cholesterol in patients with homozygous familial hypercholesterolemia (HoFH). LIMITATIONS OF USE: The safety and effectiveness of JUXTAPID have not been established in patients with hypercholesterolemia who do not have HoFH, including those with heterozygous familial hypercholesterolemia (HeFH). The effect of JUXTAPID on cardiovascular morbidity and mortality has not been determined.

JUXTAPID can cause elevations in transaminases, as well as increases in hepatic fat, with or without concomitant increases in transaminases. Because of the risk of hepatotoxicity, JUXTAPID is available only through a restricted distribution program called the JUXTAPID REMS PROGRAM. For more detailed information, please see additional Important Safety Information and the Prescribing Information for JUXTAPID.

MYALEPT® (metreleptin) for injection is a leptin analog indicated as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy. LIMITATIONS OF USE: The safety and effectiveness of MYALEPT for the treatment of complications of partial lipodystrophy or for the treatment of liver disease, including nonalcoholic steatohepatitis (NASH), have not been established.

Anti-metreleptin antibodies with neutralizing activity have been identified in patients treated with MYALEPT. T-cell lymphoma has been reported in patients with acquired generalized lipodystrophy, both treated and not treated with MYALEPT. For more detailed information, please see additional Important Safety Information and the Prescribing Information for MYALEPT.

CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications
Novelion Therapeutics
857-242-5024
amanda.murphy@novelion.com

Novelion Therapeutics Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In 000s)	2017	2016	2017	2016
Net revenues	$28,669	$—	$99,530	$—
Cost of product sales	29,505	—	60,227	—
Operating expenses:
Selling, general and administrative	21,395	3,162	72,360	13,572
Research and development	17,112	2,855	37,236	8,774
Restructuring charges	56	—	2,541	—
Total operating expenses	38,563	6,017	112,137	22,346
Loss from operations	(39,399)	(6,017)	(72,834)	(22,346)
Interest (expense) income, net	(9,897)	110	(28,722)	240
Fair value loss on investment	—	—	—	(10,704)
Other income (expense), net	49	(144)	176	(244)
Loss before provision for income taxes	(49,247)	(6,051)	(101,380)	(33,054)
(Provision for) recovery of income taxes	(497)	115	(762)	104
Net loss	$(49,744)	$(5,936)	$(102,142)	$(32,950)
Net loss per common share—basic and diluted	$(2.67)	$(0.56)	$(5.49)	$(3.12)
Weighted-average shares outstanding—basic and diluted	18,648	10,565	18,599	10,565

Novelion Therapeutics Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(In 000s)	September 30, 2017	December 31, 2016
Cash and cash equivalents	$70,501	$108,927
Restricted cash	503	390
Accounts receivable, net	14,516	9,339
Inventories	55,861	74,721
Insurance proceeds receivable	22,000	22,000
Prepaid expenses and other current assets	7,641	9,762
Property and equipment, net	3,450	4,159
Intangible assets, net	231,546	250,324
Other assets	2,303	1,160
Total assets	$408,321	$480,782

Accounts payable and accrued liabilities	$56,676	$54,789
Provision for legal settlement	63,050	64,010
Convertible Notes, net	249,789	225,584
Other liabilities	539	612
Total liabilities	370,054	344,995
Total stockholders’ equity	38,267	135,787
Total liabilities and stockholders’ equity	$408,321	$480,782

Novelion Therapeutics Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In 000s)	2017	2016	2017	2016
Net loss reconciliation:
GAAP net loss	$(49,744)	$(5,936)	$(102,142)	$(32,950)
Stock-based compensation	926	217	3,419	253
Amortization of acquired intangible assets	6,274	—	18,778	—
Amortization of debt discount	8,399	—	24,205	—
Inventory fair value step-up	17,472	—	26,500	—
2016 Aegerion non-GAAP net loss (Note 1)	—	(8,597)	—	(79,022)
Restructuring charge related to acquisition	56	—	2,541	—
Non-GAAP net loss	$(16,617)	$(14,316)	$(26,699)	$(111,719)

GAAP net loss per common share - basic and diluted	$(2.67)	$(0.56)	$(5.49)	$(3.12)

Non-GAAP net loss per common share - basic	$(0.89)	$(1.36)	$(1.44)	$(10.57)

GAAP and Non-GAAP weighted-average common shares outstanding — basic	18,648	10,565	18,599	10,565

Net revenues reconciliation:
GAAP net revenues	$28,669	$—	$99,530	$—
2016 Aegerion revenues (Note 1)	—	35,387	—	115,633
Non-GAAP net revenues	$28,669	$35,387	$99,530	$115,633

Cost of product sales reconciliation:
GAAP cost of product sales	$29,505	$—	$60,227	$—
Amortization of acquired intangible assets	(6,274)	—	(18,778)	—
Inventory fair value step-up	(16,989)	—	(25,195)	—
Aegerion non-GAAP cost of product sales (Note 1)	—	6,718	—	33,533
Non-GAAP cost of product sales	$6,242	$6,718	$16,254	$33,533

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$21,395	$3,162	$72,360	$13,572
Stock-based compensation	(710)	(137)	(2,814)	(159)
Inventory fair value step-up	(483)	—	(1,305)	—
Aegerion non-GAAP SG&A (Note 1)	—	25,177	—	98,117
Non-GAAP selling, general and administrative	$20,202	$28,202	$68,241	$111,530

Research and development reconciliation:
GAAP research and development	$17,112	$2,855	$37,236	$8,774
Stock-based compensation	(216)	(80)	(605)	(94)
Aegerion non-GAAP R&D (Note 1)	—	9,910	—	29,173
Non-GAAP research and development	$16,896	$12,685	$36,631	$37,853

Note 1 - Includes financial information from pre-merger Aegerion for the three and nine months ended September 30, 2016, excluding stock based compensation, amortization of acquired intangible assets, amortization of debt discount and deferred financing fees, inventory fair value step-up, restructuring expense and goodwill impairment.